EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent to  the  incorporation  by  reference  in Registration  Statements (Nos. 2-76378, 2-93760, 33-23580, 33-1032, 33-65507,  333-27111,  333-27137,  333-83317,  333-40604,  333-125409,  333-125400,  333-144554,  333-148244,  and 333-175185) on Forms S-8 and No. 333-182473 on Form S-3 of our report on the consolidated financial statements and financial statement schedules of Torchmark Corporation and subsidiaries (the “Company”) dated February 28, 2012 (which expresses an unqualified opinion and includes an explanatory paragraph, and dated June 29, 2012 as to the effects of the retrospective application of accounting guidance adopted on January 1, 2012 for accounting for costs associated with acquiring or renewing insurance contracts described in Note 1), which appears in this Amendment No. 1 on Form 8-K/A.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

September 13, 2012